UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): Friday March 13, 2009
LIFEPOINT HOSPITALS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-51251 (Commission File Number)	20-1538254 (IRS Employer Identification No.)

103 Powell Court, Suite 200 Brentwood, Tennessee (Address of principal executive offices)	37027 (Zip Code)
(615) 372-8500
(Registrant’s telephone number, including area code)
Not applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On March 13, 2009, LifePoint Hospitals, Inc. (the “Company”) announced that Jeffrey Sherman, age 43, will become Executive Vice President and Chief Financial Officer of the Company on or about April 13, 2009. Since September 2005, Mr. Sherman has served as Vice President and Treasurer of Tenet Healthcare Corp., a publicly-traded hospital operator. Prior to that time, Mr. Sherman served in various finance capacities at Tenet Healthcare Corp.
Mr. Sherman’s initial annual salary will be $435,000. Mr. Sherman will be eligible for a target bonus of 75% of his base salary under the Company’s Executive Performance Incentive Plan (the “EPIP”), payable during the first quarter of 2010 if the Company meets its performance targets. Under the EPIP, Mr. Sherman’s threshold bonus will be an amount equal to 5% of the target bonus, and his maximum bonus will be an amount equal to 200% of the target bonus. Mr. Sherman’s employment by the Company is contingent upon successful completion of a background investigation.
As previously disclosed, David Dill, the Company’s Executive Vice President and Chief Financial Officer, will become the Company’s Executive Vice President and Chief Operating Officer upon the effectiveness of Mr. Sherman’s appointment with the Company.
A copy of the press release regarding these matters is attached hereto as Exhibit 99.1 and is incorporated by reference.

Item 9.01.	Financial Statements and Exhibits.
(d)    Exhibits

99.1	Copy of press release issued by the Company on March 13, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIFEPOINT HOSPITALS, INC.
	By:	/s/ Paul D. Gilbert
		Name:	Paul D. Gilbert
Date: March 13, 2009		Title:	Executive Vice President and Chief Legal Officer

EXHIBIT INDEX

Exhibit
Number	Description

99.1	Copy of press release issued by the Company on March 13, 2009.